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                                                                   EXHIBIT 10.36

SUN MICROSYSTEMS EDUCATIONAL SERVICES U.S. STRATEGIC ALLIANCE AGREEMENT
This Agreement is made and entered into by and between SunService, a division of Sun Microsystems Inc., having its principal place of business located at 2550 Garcia Avenue, Mountain View, California 94043 ("Sun",) and Applied Relational Information Systems Corporation, having its principal place of business located at Fort Dent One, 6720 Fort Dent Way, Suite 150, Seattle, WA 98188-2555 ("Company").

WITNESSETH:

WHEREAS. Company is in the business of providing educational services; and

WHEREAS Sun is in the business of developing course curriculum
("Materials"), and selling and licensing such intellectual property through its sales force; and

WHEREAS Sun and ("Company"). agree that the purpose of this agreement is to broaden Sun's educational Services capability by means of utilizing Company expertise and resources to provide Educational Services to Sun customers ("Customers");

NOW, THEREFORE, in consideration of the mutual promises contained herein, Sun and Company agree as follows: 1. Scope

Sun desolates Company and Company accepts such designation as an Educational Services U.S. Strategic Alliance service provider under the terms of this Agreement. This Agreement embodies one of Sun's programs to deliver Educational Services to customers in the United States. Company acknowledges that Sun has other delivery channels for Educational Services whose terms may vary from the Strategic Partner program. Company also recognizes that should Company desire to participate in those other programs, it will be necessary for Company to apply for program eligibility.

2. Term of Agreement

a. This Agreement shall commence on April 19, 1997 and expire on April l9,1998. This Agreement may be terminated for convenience by either party by giving ninety (90) days advance written notice. In the event of termination for convenience by Sun, Company shall receive fees which have accrued and expenses which it has incurred as of the effective date of the termination regardless of the completion status. Any Sun courses scheduled under this Agreement prior to a party's receipt of such written notice, will be taught by Company and will be paid for by Sun all in accordance with the terms and conditions of this Agreement. No Sun courses will be added to Company's schedule after a party's receipt of such termination notice. Upon such termination date, or the date on which Company has completed all of the Sun courses, whichever is later, Sun will pay Company all amounts due under this Agreement. In the event a party shall be in breach or default of any of the terms and conditions of this Agreement and such breach or default shall continue for a period of thirty (30) days after the giving of written notice detailing such default to such defaulting party, and the parties are unable after good faith negotiations during the notice period to resolve the dispute, the other party shall have the right to cancel this Agreement by providing written notice and such cancellation to the defaulting party.

b. Upon expiration or termination of this Agreement for any reason, Company shall within five days return to Sun all Materials received under

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this Agreement.

3. Company's Duties

a. Acting as an independent contractor, Company shall provide personnel including certified instructors, equipment, and/or facilities to perform agreed upon educational services in the United attached hereto and incorporated in this Agreement ("Services"). The Schedule(s) shall not be modified or amended except by writing signed by both parties, which writing shall include a statement of any fee or schedule impact.

b. Company's fees for Services is set forth on the attached Pricing Schedule D, which may be amended from time to time by the mutual written agreement of the parties. Company's invoices for fees shall be submitted monthly and shall be in the form agreed to by the parties.

c. Company is not authorized to incur any additional expenses on behalf of or otherwise bind Sun without the prior written consent of an authorized representative of Sun. Sun shall pay the amounts payable to Company hereunder within thirty (30) days of receipt of statements submitted by Company provided Sun does not dispute the charges. In the case of dispute, Sun shall pay the undisputed portion of the charges within said thirty (30) day period pending resolution of the disputed charges.

d. Company shall provide Services available during normal Company's business hours, except as agreed to by both parties.

e. Company reserves the right to determine which of its instructors shall be assigned to provide Services. and to replace or reassign such instructors; provided that all instructors are certified in accordance with Exhibit "A", which may be amended from time to time by Sun.

f. It is understood that Company shall provide the services for Sun as a subcontractor. It is further understood, however. that each party is an independent contractor and as such will not have any authority to bind or commit the other to any third party. Nothing herein shall be deemed or construed to create a joint venture, partnership or agency relationship between the parties for any purpose.

g. In the event there is any conflict between Company's obligations hereunder and any request made by a Sun customer, Company's sole responsibility is to render Services in the manner provided herein unless such customer request is incorporated as a modification to Schedule "A" as provided hereof.

h. Company represents and warrants that it will use only material authorized under Schedule "B" in the provision of Services under this Agreement. Company shall not use any previously existing materials, unless such previously existing Materials is provided to Company by Sun or listed on a Schedule covered by this Agreement and signed by the parties.

4. Confidential and Proprietary Information

Except as provided in the Copyright section below, if Sun must furnish any confidential information to Company under this Agreement, it shall only be furnished after negotiation and execution on behalf of Company of a separate written Agreement specifically identifying the documents to be furnished and setting forth Company rights and obligations with respect thereto.

5. Copyright Software:

i. Sun hereby grants, free of charge, and Company hereby accepts a personal, non transferable, non exclusive limited license to use Lab Exercise

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Software ("Licensed Software") on Sun workstations located at the authorized training locations identified on Schedule "C". Title to all copies of the Licensed Software remain in Sun. The Licensed Software may not be sold, leased, sublicensed or otherwise transferred, in whale or in part, by Company, except as provided in Section l0(g). Company may not disassemble, decompile or otherwise reverse engineer the Licensed Software.

ii. Sun hereby states and Company acknowledges that the Licensed Software constitutes a valuable asset of Sun and is to be considered proprietary information. Company shall treat the proprietary information with the same degree of care as it treats its own proprietary information, but in all cases using at least a reasonable degree of care. Notwithstanding any provisions herein, Company shall have no liability for disclosure or use of any such information which Company can demonstrate by legally sufficient evidence (a) is already known to Company without an obligation of confidentiality, (b) is or becomes publicly known through publication, inspection of product or otherwise and through no wrongful act of Company, (c) is received from a third party without similar restriction and without breach of this License, (d) is independently developed by Company without use of the proprietary information,
(e) is disclosed to a third party by or on behalf of Sun without a similar restriction on the third party's rights.

6. Taxes

There shall be added to any charges payable by Sun under this Agreement amounts equal to any and all applicable taxes, however designated, levied or based on any charges payable under this Agreement or for the services, including without limitation state and local privilege, excise, sales, and use taxes and any taxes and amounts in lieu thereof paid or payable by Company, but excluding taxes based upon the net income of Company.

7. Infringement

If Company promptly notifies Sun in writing of a third party claim against Company that any Materials delivered hereunder by Sun infringes a presently existing United States patent, trademark, trade secret, copyright or other proprietary interest, Sun will defend such claim at its expense and will pay any settlement and any costs or damages that may be finally awarded against Company. Sun will not indemnify Company, however, if the claim or infringement is caused by (1) Company's misuse or modification of the Materials; (2) Company's failure to use corrections or enhancements made available by Sun; (3) Company's use of the Materials in combination with any product or information not owned or developed by Sun; (4) information or materials provided by Company. Sun must have sole control of the defense of any such claim and all negotiations for settlement with respect to the Materials. Sun shall not be obligated to indemnify Company under any such settlement made without Sun's consent or in the event Company fails to cooperate fully (at Sun's expense) in the defense of such claims.

8. Warranty

Company warrants that its services shall be of workmanlike quality conforming to generally accepted Educational Services practices.

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9. Indemnity

Company agrees to hold Sun harmless from and against all personal injury or property damage claims by third parties arising out of the negligent or intentional acts or omissions of Company or its employees or representatives. Company shall carry and pay the premiums for liability insurance to protect Sun from all such claims.

10. Limitation of Liability

SUN SHALL NOT BE LIABLE TO COMPANY OR TO ANY OTHER PERSON OR ENTITY FOR SPECIAL, INDIRECT, RELIANCE, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OR LOSS ARISING OUT OF THE PROVISION OF THE MATERIALS OR SERVICES OR IN ANY WAY ARISING OUT OF THIS AGREEMENT, WHETHER IN AN ACTION ARISING OUT OF BREACH OF CONTRACT, BREACH OF WARRANTY, DELAY, NEGLIGENCE, STRICT TORT LIABILITY, PATENT MATTERS, OR ANY OTHER THEORY WHETHER OR NOT IT HAD ANY KNOWLEDGE, ACTUAL OR CONSTRUCTIVE, THAT SUCH DAMAGES MIGHT BE INCURRED. EACH PARTY'S ENTIRE LIABILITY FOR ANY CLAIM OR LOSS DAMAGE OR EXPENSE FROM ANY CAUSE WHATSOEVER SHALL IN NO EVENT EXCEED ONE HUNDRED THOUSAND DOLLARS.

11. General

a Sun and Company agree, during and for six (6) months subsequent to the completion, expiration, termination, or cancellation of this Agreement, not to recruit directly any of the other party's employees who have been involved with the tasks described therein. As used therein, "recruit" means a personal contact initiated for purposes of hiring.

b. This Agreement is non-exclusive. Except as expressly set forth herein, either party may contract for the provision or acquisition of educational services with any third party.

c. This Agreement is made under and shall be construed in accordance with the laws of the State of California.

d. This Agreement is not intended to create any third party beneficiary or duties to or rights to third parties.

e. Any notice in connection with the subject matter of this Agreement shall be in writing and shall be effective when delivered personally to the party for whom intended as identified in Schedule A, or five (5) days following deposit of the same into the United States mail, first class postage prepaid.

f. Nether party shall be liable for any defaults due to circumstances beyond its control.

g. Neither party shall assign, transfer or sell any of its rights or delegate any of its responsibilities without the other party's written consent. Any attempted assignment or delegation in contravention hereof shall be void and ineffective.

h. This Agreement contains the entire agreement between the parties hereto with respect to the matters covered herein. No other agreements. representations, warranties or other matters, oral or written, shall be deemed to bind the parties hereto with respect to the subject matter hereof. This Agreement shall not be modified or amended except by writing signed by Sun and Company.

In order to signify their agreement to the terms stated in this Agreement the parties have caused their authorized representatives to execute it below.

SUN                                             COMPANY

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By:  /s/ Frank Saeb                             By:  /s/ William S. Lane
Education Services Manager                      Director, Corporate Marketing
Date:  March 3, 1997                            Date:  February 26, 1997

SCHEDULE "A" - STATEMENT OF WORK
1.0 Point of contact

Sun and Company agree that they shall each designate two individual employees to serve as the points of contact (one individual being the primary contact) and coordinate all activities described in this agreement on a national level. This includes and should not be limited to escalation of issues which my be procedural, technical, or personnel related in nature.

2.0 Delivery of the Sun Educational Services courses

2.1 Sun hereby grants to Company a non exclusive, limited right to use Sun Educational Services course material, as mentioned herein, to deliver Sun Educational Services classes on behalf of Sun to students registered by Sun ("Sun customers") (per registration defined in section 3.0).

2.2 Company agrees to deliver Sun Educational Services courses as described in Schedule "B" which may be amended from time to time by mutual agreement of both parties. Sun and Company agree that the delivery of such courses will be based on course schedules developed jointly between parties and such schedules will be advertised in the Sun Educational Services course catalog and/or similar publications distributed by Sun.

2.3 Company shall use only certified instructors (at the ratio of two dedicated per each classroom) employed by Company (on a full time basis) per the process defined in Exhibit "A" attached herein. Company shall only deliver Sun courses at Sun approved locations, which shall be defined in Schedule "C" which may be amended from time to time by mutual agreement of both parties.

2.4 Sun and Company agree that course cancellation policy will be in accordance with the Sun Educational Services course catalog, a copy of which is attached hereto as Exhibit "B" for informational purposes only. 2.5 Company agrees that all Sun Educational Services courses provided under this Agreement, per the locations determined in Schedule "C" will be open to Sun students as well as the employees of the Company provided the enrollment procedures outlined herein are followed.

2.6 Company agrees that classroom set up at all delivery locations (per Schedule "C") will be substantially similar to one or more of the Sun recommended models as shown on Exhibit "C". Company has the option to select which model it will use.

2.7 Company also agrees that the method of delivery and technical discussions of the courses shall be based on those demonstrated during instructor certification program and/or cross training of respective courses. Class discussions and laboratory exercises will be consistent with those defined in the student and/ or instructor Sun course guides.

3.0 Student Registration and Billing

3.1 Sun and Company agree that all student registration activities will

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be performed by Sun. Students will register for classes according to the process defined in the then current Sun Educational Services course catalog. Students who register for such Sun courses may be referred to in this Agreement as "Sun customers."

3.2 Sun agrees to share enrollment information with Company on a weekly basis. The final class enrollment data will be sent to Company (via fax or electronic mail) the Friday prior to the beginning of each class. There shall be no minimum class size except as may be mutually established by Sun and Company.

3.3 Sun and Company agree that student billing for the Company sponsored locations will be handled by Sun in the same manner as other student billing activities where training takes place at a Sun education facility. Company will not provide collection services for Sun. Sun shall be solely responsible for such collection efforts and for handling the "Sun customers" inquiries and complaints concerning such billing.

3.4 Company agrees to direct all student inquiries, (including employees of Company and Sun, if applicable) regarding enrollment for Sun training classes covered by this Agreement to the Sun Educational Services registration office.

3.5 Company agrees to provide information needed to complete student confirmation package including but not limited to hotel recommendations and directions to the respective training facility within three weeks after this Agreement has been executed.

3.6 Sun and Company agree that Sun will issue a purchase order, for billing purposes only, and Company will invoice Sun against said purchase order to be compensated for the Educational Services provided by Company on behalf of Sun. The actual amount that Company invoices Sun will be based on monthly reports produced and sent by Sun to Company on the tenth day of every month for the previous month course offerings. Pricing will be according to the percentage of student course tuition realized by Sun per Schedule "D" as attached hereto.

4.0 Classroom/Lab Requirements

4.1 Company agrees that all classroom/lab equipment, furnishing, and media/supplies will be based on those shown on Exhibit "D" attached hereto.

5.0 Course Material

5.1 Company shall have no right or license to copy the Sun Educational Services course material.

5.2 Sun agrees to provide computer software programs to generate student "Certificate of Completion" and "Name Plates" to Company. Company agrees to produce the above and to provide them to students during each class as appropriate.

5.3 All recommendations for Sun course enhancements by Company will be submitted to Sun through the individuals designated as point of contacts. Company shall not be allowed to make any changes in any shape or form to the content and/or organization of any Sun courses provided to Company under this Agreement.

6.0 Co-Marketing

6.1 Sun and Company agree that they will each include Sun course descriptions, Sun course schedules and any other information deemed necessary by both parties, pertaining to Sun training classes, in their relevant training publications such as course catalogs and relevant field notifications.

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Furthermore, both parties agree that every effort will be made to notify its sales organizations of such course schedules and training offerings.

6.2 Sun and Company agree that every effort will be made to finalize Sun course schedules in a timely manner in order to include them in respective course catalogs and other promotional publications developed by both parties.

6.3 Each party shall bear the cost of its own marketing efforts.

7.0 Quality Assurance

7.1 Company agrees to send all completed student Sun course evaluation forms to Sun within five business days of the completion of each class.

7.2 Consistent with quality monitoring process at Sun, Sun and Company agree to review the above course evaluation forms. If scores given to any of instructor, facility, or overall class categories of the above student course evaluation terms, are found to be five or lower, Sun shall contact the student(s) directly, and make inquiries about the class. Sun may take necessary actions as described in Section 7.4 below.

7.3 Company also agrees to allow Sun to make quarterly quality visits of Sun courses of the Sun training classes at the Company training locations covered by this Agreement. Such audits shall be scheduled by agreement of both parties. Such audits shall include but not be limited to the professionalism and technical knowledge of instructor, quality of the reproduced course material, lab organization, and the timeliness associated with the delivery of each course module.

7.4 In the event that the designated education delivery services are not performed in a manner consistent with the provisions of this Agreement, Sun may request that the situation be cured. Upon receipt of such notice, Company and Sun will jointly develop and implement within thirty days an action plan to remedy the situation. If the situation is not corrected within a total of forty-five days after notification of the problem, or within a reasonable length of time as dictated by the agreed-upon action plan, Sun may after reasonable consultation with Company, direct Company to take additional corrective action. If a replacement instructor is required, Company shall bear the costs associated with replacing the new instructor. If problems persist beyond an additional remedial action time limit of forty-five days, Sun reserves the right to sever Company's rights, upon 10 days written notice to Company, without penalty within the specific city affected.

7.5 Sun and Company agree that no course of dealing or failure of either party to enforce strictly any term, right, obligation or provision of this Agreement or to exercise any option provided hereunder or thereunder shall be construed as a waiver of such provisions.

Exhibit "A" - Instructor Certification Program

In order to achieve a strong business relationship and maintain the quality of delivery of Sun courseware, it is important to provide Company with the appropriate training and resources to ensure a successful program. Likewise, Company must ensure that individuals designated to teach Sun courses have the basic skills and competencies to make them successful.

The certification program for Company instructors will consist of the following steps:

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1. Interview and Qualification Process

2. Instructor Observation of a Sun Education course at a Sun facility.

3. Testing of Instructor to ensure technical expertise.

3. Co-teach of a Sun Education course at a Sun facility with an experienced instructor.

4. Full teach of the course at a Sun facility.

Interview and Qualification Process

Listed below me the desired skills/competencies for an instructor position:
* BSCS/EE degree or equivalent experience.
* 3-5 years of related business experience.
* 1-3 years experience in delivering technical courses.
* Excellent verbal and written communication skills.
* Good working knowledge of the Unix "TM" Operating System.
* Technical expertise in the appropriate area of instruction.
* Excellent customer relations skills.

Interview Process:

Instructor applicants will provide an updated, typewritten resume, including employer references. Copies of post-class surveys from classes previously delivered by the candidate would also be helpful. The interview cycle will include at least one interview with a Sun Education manager and one or more technical interviews with instructors. The interviewer will be evaluating the skills/competencies listed above. These interviews will be conducted via the telephone. Upon completion of the interviews, the manager will conduct a reference check.

Presentation Skills Evaluation:

During the interview process, it is difficult to assess presentation skills. Therefore, the instructor applicant must submit a videotape (at least 20 minutes in length) of a presentation on a topic of their choice. If requested, Sun will provide a module of a course to be presented by the applicant. Ideally, the presentation will be given interactively with a "live" audience. Assessment of Interview/Presentation Skills:

Upon completion of the interview and receipt of the presentation videotape, a Sun Education manager will make an assessment of the applicant's instructional skills. This assessment will be communicated to Company. Sun reserves the right to qualify or disqualify applicants teaching under the Strategic Alliance program.

Observation of a Sun Education course at a Sun facility

Upon successful completion of the interview process, applicants will be required to attend a Sun Education training class at a Sun facility to observe the class they are planning to teach. Several courses in our curriculum are built upon skills which are acquired by taking other classes (see section entitled "Learning Paths". in the Sun Educational Services Catalog). If an applicant is planning to teach a course that requires skills which are presented in another class, the applicant must successfully complete the required class or receive a waiver from a Sun Education manager.

Company instructor applicants will be registered for the course which they are designated to teach (free of charge). The Sun Education manager will notify the Sun instructor that a Company instructor is enrolled in the class. This will allow the Sun instructor to spend as much time as

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possible with the Company instructor in order to clarify topics and to share teaching strategies. However, since the Sun instructor must ensure a high-level of customer satisfaction, he/she may not be able to spend an appropriate amount of time with the instructor applicant. Therefore, it is strongly suggested that the instructor applicant is allowed to come back into the Sun facility following the class to work one-on-one with a Sun instructor. The Sun Education manager will ensure that an instructor is available to work with the instructor applicant.

Testing of Instructor to Ensure Technical Expertise

Upon completion of the course, the instructor applicant will take a test to ensure a technical understanding of the course material. This test will be a written test and/or a comprehensive lab exercise. The test will be taken on the last day of class or at an agreed upon date following the class.

Instructor Preparation Schedule

The certification process typically takes 9-11 weeks to complete. This timeframe may due depending upon the instructor's level of expertise and the technical level of the course.

Listed below is a model of the timeframe required to become a certified Sun Educational Services instructor:

Week 1: Instructor attends the class at a Sun facility
Week 2: Instructor studies the course materials and practices the labs
Week 3: Instructor attends the class at a Sun facility
Week 4: Instructor prepares to teach at least 25% of the class modules
Week 5: Instructor co-teaches class at Sun (minimum of 25% of modules)
Week 6: Instructor prepares to teach 50% of the class modules
Week 7: Instructor co-teaches class at Sun (additional 50% of modules)
Week 8: Instructor prepares to teach entire course
Week 9: Instructor teaches the entire course (Sun instructor will be present) Week 10: Instructor works on areas that need development (if required)
Week 11: Instructor teaches the entire course (if additional training is required)

Co-teach Sun Education Course

The Company instructor will teach an agreed upon set of modules of their designated course at a Sun facility. Obviously, the more modules taught by the Company instructor, the quicker the ramp-up time.

During the presentations given by the Company instructor, the Sun instructor will assess technical and presentation skills. This feedback will be submitted to the Sun Education manager and all three individuals will participate in a meeting to review the assessment upon completion of the course delivery. Post class survey results will also be reviewed at this time.

Full teach of the Course at a Sun Facility

The Company instructor will deliver the entire Sun Education course at a Sun facility. An instructor will be present during the entire week and will act as a resource and lab assistant to the Company instructor. However, if there are problems in the class, Sun reserves the right to replace the Company instructor with a Sun Education instructor. A Sun Education Manager may be present to observe the Company instructor.

The instructor observing the class will assess technical and presentation skills and provide feedback to the Sun Education manager. Upon completion

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of the course, the Company instructor, Sun Education manager and Sun Education instructor will participate in a meeting to provide feedback and suggestions to the Company instructor. Post-class surveys will also be reviewed and discussed. Company instructors must receive an average rating of 8.0 or above in the overall instructor rating category on the post class surveys to become a certified Sun Education/Company instructor.

Exhibit "B" - Sun Educational Services Then Current Course Catalog

Exhibit "C" - Classroom/Lab Setup Configurations

Example #1
[Diagram of classroom and key.]

This configuration is designed to provide the option of moving the students away from the workstations during formal lectures. This eliminates the opportunity for students to experiment with the workstations while the instructor is lecturing. It also decreases the noise level for the student during the lecture period.

Notes:
1) Minimum three feet of safety egress path for all seating positions.
2) Lab/interactive chairs can be added if desired.
3) Maximum viewing distance: Lecture, 26 feet; Lab/interactive, 33 feet (project on whiteboard).
4) Maximum viewing angle: Lecture, 55 degrees; Lab/interactive, 45 degrees (project on whiteboard).
5) View obstructions can be eliminated.
6) 1280 square foot space.

EXAMPLE #2
[Diagram of classroom and key.]

This configuration is designed to provide the option of moving the students away from the workstations during formal lectures. This eliminates the opportunity for students to experiment with the workstations while the instructor is lecturing. It also decreases the noise level for the student during the lecture period.

Notes:
1) Minimum three feet of safety egress path for all seating positions.
2) Lab/interactive chairs can be added if desired.
3) Maximum viewing distance: Lecture, 25 feet; Lab/interactive, 31 feet (project on whiteboard).
4) Maximum viewing angle: Lecture, 60 degrees; Lab/interactive, 35 degrees (project on whiteboard).
5) Viewing obstructions can be minimized.
6) 1155 square foot space.

EXAMPLE #3
[Diagram of classroom and key.]

This configuration is designed to provide the student the opportunity to work interactively with the instructor and to move slightly to the left

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or right during the formal lectures. During the lecture periods, the instructor needs to maintain control over the students wishing to experiment.

Notes:
1) Maximum viewing distance: 26 feet
2) Maximum viewing angle: 55 degrees
3) Viewing obstructions can be minimized.
4) 784 square foot space.

Exhibit "D" - Classroom/Lab Requirements

Equipment List: (To be provided by Company installed on an isolated network dedicated to training)

Quantity        Description
Server:
1               Sparcstation 5 or larger, including:
                16-inch Monitor, 64-Mbyte
                1.05 Gbyte Internal SCSI Disk,
                1.44-Mbyte 3.5-inch Internal Floppy Drive
                File Server Option Pack
                Print Server Option Pad less than
1               Solaris Software (CD-ROM)

Workstations:
14              Sparcstation 5, including:
                16-inch Color Monitor, 64-Mbyte,
                1.05 Gbyte internal SCSI Disk,
                1.44-Mbyte 3.5-inch Internal Floppy Drive
                Internal CD
                External Tape

14              Solaris Software (CD-ROM)

Classroom List: (To be provided by Company)
Documentation/ Software:
1               Solans Full Manual Set with Binders
14              Solaris Software (CD-ROM)

Networking Supplies:
4               Multiplexors (Multiport Transceivers)
20              Ethernet Cables

Media/Supplies for classes:
1               Overhead Projector (ordering extra bulbs is highly encouraged)
1               Projection Screen
1               4' X 10' Whiteboard
                Dry Erase Markers for Whiteboard
6               QIC 150 Tapes (server backup)
20              QIC 150 Tapes (Scratch tapes for System Admin. classes)
1               Podium (optional)
1               Instructional Pointer (optional)
1               Tape of files required for classes (provided by Sun)

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Furniture (See Sample Configurations for Classroom/Lab Setup for Quantity
Requirements):
                5' Tables for Computer Equipment
                6' Tables for Students
                Chairs for Students during lecture
14              Adjustable Computer Chairs
1               Instructor Chair or Stool

SCHEDULE "B" - AUTHORIZED CURRICULUM
Sun Educational Services developed user and system administration courses per the then current Sun Educational Services course catalog.

SCHEDULE "C" - AUTHORIZED TRAINING LOCATIONS
* Portland, OR
* Seattle, WA

SCHEDULE "D" - PRICING
Sun shall pay Company below percentage of the student tuition invoiced for each Sun customer to whom Company provides Services under this Agreement:
Sixty five (65%)     When Company provides: facility, equipment, and instructor.

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